Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AXS-One Inc.:

We consent to the use of our report dated March 23, 2006, with respect to the consolidated balance sheet of AXS-One Inc. and subsidiaries as of December 31, 2005, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit, and cash flows for the years ended December 31, 2005 and 2004, before the effects of the adjustments to retrospectively report the discontinued operations described in Note 2 to the 2006 consolidated financial statements, and our report dated March 23, 2006 on the related consolidated financial statement schedule for the years ended December 31, 2005 and 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

October 4, 2007